May 16, 2000



Mr. Jeffrey D. Koepsell
3270 Wood Branch Drive
Alpharetta, GA  30004


Dear Jeff:

It is my pleasure to confirm our offer to you for the position of Executive Vice President and Chief Operating Officer, on behalf of Matria Healthcare, Inc. ("Matria" or "Company"), which employment is to commence on or about May 16, 2000. In this position you will report directly to me.

Your  initial  base salary will be  $11,538.46  (gross  before  deductions)  per biweekly pay period. Future salary adjustments and assignment of job responsibilities shall be based upon individual and Company performance. You also will be eligible to participate in the applicable annual Matria Management Incentive Plan (MIP) with an annual target bonus amount equal to fifty percent (50%) of the base salary paid to you in accordance with the terms of such program in effect from time to time.

In accordance with Company policy, you will receive 1) an automobile allowance in the amount of $900.00 per month or 2) a Company-leased vehicle with a lease capitalized cost of $52,600.

The Company will make a recommendation to the Company's Stock Option Committee that you be granted a stock option to purchase 90,000 shares of Matria Common Stock. Such stock option will be subject to the standard terms and conditions of the Company's applicable stock option plan.

If your employment with the Company is terminated by the Company for reasons other than "for cause", you will be eligible for twelve (12) months of severance pay and benefits to commence on the effective date of such termination of employment. Should such termination of employment for reasons other than "for cause" be effective within twenty-four (24) months of your date of employment, your status with the Company will be established as "consultant" to the Company for the period commencing on the effective date of termination of employment and ending on the twenty-fourth (24th) month anniversary of your date of employment. The remuneration during this period of "consultant" status to the Company will be established at the sole discretion of the Company and will be deducted from the severance pay described above. The hours to be devoted during this period of "consultant" status will be established by mutual agreement. As used above, "for cause" shall mean the Company's termination of your employment on the basis of criminal or civil fraud on your part involving a material amount of funds of the Company.

Immediately upon employment, you will be eligible to begin accrual of vacation benefits at the accrual rate of 1.666 days per month (20 days per annum). In addition, immediately upon employment an earned vacation balance of seven (7) days will be established.

Jeffrey Koepsell
May 16, 2000
Page 2

Following your first anniversary with the Company, you will become eligible to participate in the applicable Matria Executive Life Insurance Program.

You will be eligible to participate in the customary medical, dental, life insurance and long-term disability benefits offered to other employees in similar positions the first pay period following thirty (30) days of employment. A summary of these benefits is enclosed. More detailed enrollment information will be sent to you shortly after you begin employment. You will also be reimbursed for the cost of COBRA benefits from your previous employer for the first month of employment.

If you accept this offer, you may receive copies of Company policies and procedures in effect from time to time and agree to abide by same, realizing that changes can occur at any time and that such policies and procedures are not to be construed as a contract of employment. You will also be reimbursed for your reasonable business expenses in accordance with policy.

This offer is contingent upon your signing the Company's Confidentiality Agreement and Non-Competition Agreement attached hereto. Please indicate your acceptance to the terms stated herein by signing the acceptance below and returning this letter, along with an executed original of the attached Agreements to me in the enclosed self-addressed envelope. Please retain a copy of the fully executed Agreements for your records.

Jeff, we look forward to your joining the Matria team. We are excited about the potential and expertise you bring to our organization. We are confident these arrangements will be satisfactory to you and look forward to receiving your acceptance of our offer of employment. Please do not hesitate to contact me should you have any questions.

Sincerely,

/s/ Donald R. Millard

Donald R. Millard
President and Chief Executive Officer

cc:      Pete Petit
         Thornton Kuntz

                                   ACCEPTANCE

I have read and understand the foregoing which constitutes the complete, entire and exclusive statement of the agreement between the Company and the undersigned and supersedes all prior or contemporaneous proposals, promises, understandings, representations, conditions, oral or written, relating to the subject matter of this agreement. I accept employment at will with the Company subject to the terms and conditions contained herein.

/s/Jeffrey D. Koepsell                               May 16, 2000
Jeffrey D. Koepsell                                  Date